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                                                                   Exhibit 10.14

                            COMMERCIAL CAPITAL BANK
                             SPLIT DOLLAR AGREEMENT

     THIS AGREEMENT is adopted this 23rd day of July, 2002. by and between COMMERCIAL CAPITAL BANK, a savings association located in Irvine, California (the "Company"), and STEPHEN H. GORDON (the "Executive). This Agreement shall append the Split Dollar Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.

                                  INTRODUCTION

     To encourage the Executive to remain an employee of the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Executive's life. The Company will pay life insurance premiums from its general assets.

                                   AGREEMENT

     The Company and the Executive agree as follows:

                                   Article 1
                              General Definitions

     The following terms shall have the meanings specified:

        1.1 "Insured" means the Executive.

        1.2 "Insurer" means each life insurance carrier in which there is a Split Dollar Policy Endorsement attached to this Agreement.

        1.3 "Net Death Proceeds" means the total death proceeds of the Policy minus the cash surrender value.

        1.4 "Normal Retirement Age" means the Executive's 60th birthday.

        1.5 "Policy" means the specific life insurance policy issued by the Insurer.

        1.6 "Termination of Employment" means the Executive ceasing to be employed by the Company for any reason whatsoever, other than by reason of an approved leave of absence.

        1.7 "Voluntary Termination" means that the Executive, prior to Normal Retirement Age, has terminated employment with the Company for reasons other than death, Disability, Termination for Cause, Change of Control, or Early Involuntary Termination.

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        1.8 "Termination for Cause" See Article 8.

        1.9 "Disability" means the Executive's suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier's or Social Security Administration's determination upon the request of the Company.

        1.10 "Early Involuntary Termination" means that the Executive, prior to Normal Retirement Age, has been notified in writing, that employment with the Company is terminated for reasons other than an approved leave of absence, Termination for Cause, Disability, or within 12 months following a Change of Control.

                                   Article 2
                           Policy Ownership/Interests

        2.1 Company Ownership. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Company shall be the beneficiary of the remaining death proceeds of the Policy after the Interest of the Executive or the Executive's transferee has been paid according to Section 2.2 below.

        2.2 Executive's Interest. The Executive shall have the right to designate the beneficiary of $2,245,000 of death proceeds of the Policy not to exceed the net death proceeds of the Policy. The Executive shall also have the right to elect and change settlement options that may be permitted. However, the Executive, the Executive's transferee or the Executive's beneficiary shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in this section 2.2 upon the Executive's Voluntary Termination of Employment or Termination for Cause.

        2.3 Option to Purchase. The Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Executive or the Executive's transferee the option to purchase the Policy for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy.

        2.4 Comparable Coverage. Upon execution of this Agreement, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Executive's interest in the Policy, unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement and the Company and the Executive execute a new Split Dollar Policy Endorsement for said comparable insurance policy. The Policy or any comparable policy shall be subject to the claims of the Company's creditors.

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                                   Article 3
                                    Premiums

        3.1 Premium Payment. The Company shall pay any premiums due on the Policy.

        3.2 Economic Benefit. The Company shall determine the economic benefit attributable to the Executive based on the amount of the current term rate for the Executive's age multiplied by the aggregate death benefit payable to the Executive's beneficiary. The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

        3.3 Reimbursement. At the end of each Plan Year, the Executive shall reimburse the Company in an amount equal to the economic benefit.

                                   Article 4
                                   Assignment

        The Executive may assign without consideration all of the Executive's interests in the Policy and in this Agreement to any person, entity or trust. In the event the Executive transfers all of the Executive's interest in the Policy, then all of the Executive's interest in the Policy and in the Agreement shall be vested in the Executive's transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policy or in this Agreement.

                                   Article 5
                                    Insurer

        The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

                                   Article 6
                          Claims and Review Procedures

        6.1 Claims Procedure. Any person or entity who has not received benefits under the Plan that he or she believes should be paid (the "claimant") shall make a claim for such benefits as follows:

        6.1.1 Initiation -- Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

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         6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstance require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

         6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

               (a)  The specific reasons for the denial.
               (b) A reference to the specific provisions of the Plan on which the denial is based.
               (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed.
               (d) An explanation of the Plan's review procedures and the time limits applicable to such procedures, and
               (e) A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

     6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

         6.2.l Initiation -- Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

         6.2.2 Additional Submissions -- Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

         6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

         6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines

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that special circumstances require additional time for processing the claim, the
Company can extend the response period by an additional 60 days by notify the claimant in writing, prior to the end o the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

     6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

          (a)  The specific reasons for the denial.
          (b) A reference to the specific provisions of the Plan on which the denial is based.
          (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant (as defined in applicable ERIAS regulations) to the claimant's claim for benefits and
          (d) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

                                   Article 7
                           Amendments and Termination

     This Agreement my be amended or terminated only by a written agreement signed by the Company and the Executive. However, unless otherwise agreed to by the Company and the Executive, this Agreement will automatically terminate upon the Executive's Voluntary Termination of Employment or Termination for Cause.

                                   Article 8
                              General Limitations

     8.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for:

          (a)  Gross negligence or gross neglect of duties;
          (b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

     Fraud, disloyalty dishonesty or willful violation of any law or significant Company policy committed in connection with Executive's employment and resulting in an adverse effect on the Company.

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                                   Article 8
                                 Miscellaneous

     8.1 Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferes and any Policy beneficiary.

     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract It odes not give the Executive the right to remain an employee of the Company nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee not interfere with the Executive's right to terminate employment an any time.

     8.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of California except to the extent preempted by the laws of the United States of America.

     8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

     8.5. Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

     8.6 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     8.7 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

     (a)  Interpreting the provisions of this Agreement:
     (b)  Establishing and revising the method of accounting for this Agreement;
     (c)  Maintaining a record of benefit payments; and
     (d) Establishing rules and prescribing any forms necessary or desirable to administer

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     this Agreement.

     8.8. Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

EXECUTIVE:                              COMPANY:
                                        COMMERCIAL CAPITAL BANK
/s/ Stephen H. Gordon
---------------------                   By /s/ David S. Depillo
Stephen H. Gordon                       --------------------------
                                        Title President